NEWS RELEASE for July 27, 2006 at 8:00AM Eastern Time

Kayla Castle
Investor Relations Manager
Palomar Medical Technologies, Inc.
781-993-2411
ir@palomarmedical.com

PALOMAR MEDICAL REPORTS RECORD REVENUES AND PROFITABILITY
FOR SECOND QUARTER 2006
Product Revenues Increase 37 Percent; Net Income Quadruples

        BURLINGTON, MA (July 27, 2006) … Palomar Medical Technologies Inc. (Nasdaq: PMTI), a leading researcher and developer of light-based systems for cosmetic treatments, today announced financial results for the second quarter ended June 30, 2006. The Company’s second quarter product revenues increased by 37 percent as compared to the second quarter in 2005. The Company’s second quarter total revenues increased by 101 percent and net income increased by 333 percent, including the Cutera settlement, as compared to the second quarter in 2005. The Company also strengthened its balance sheet since the second quarter of last year, including increasing its cash and investments from $34 million to $74 million.

        Revenues for the quarter ended June 30, 2006 were $36.7 million, up from $18.2 million in the second quarter of 2005. Product revenues increased to $21.6 million from $15.8 million and gross profit from product revenues increased to $15.3 million or 71 percent, up from $10.5 million or 67 percent in the year-earlier quarter. The Company reported net income of $17.4 million, or $0.86 per diluted share, for the second quarter of this year, versus net income of $4.0 million, or $0.21 per diluted share, for the second quarter of last year.

        Revenues for the six months ended June 30, 2006 were $59.1 million, up from $35.3 million in the six months ended June 30, 2005. Product revenues increased to $42.0 million from $30.1 million and gross profit from product revenues increased to $30.4 million or 72 percent, up from $20.3 million or 68 percent in the first half of 2006 as compared to the first half of 2005. The Company reported net income of $23.6 million, or $1.18 per diluted share, for the first half of this year, versus net income of $7.5 million, or $0.40 per diluted share, for the first half of last year.

        On June 5, 2006, Palomar announced the resolution of its on-going patent infringement lawsuits against Cutera, Inc. (Nasdaq: CUTR). Cutera admitted that their products infringe the Anderson Patents (U.S. Patent No.s 5,595,568 & 5,735,844) and that these patents are valid and enforceable. In addition, Cutera agreed not to challenge the infringement, validity and enforceability of the Anderson Patents in the future. Cutera paid Palomar $22 million as an estimated payment for royalties of 8.5% due on past sales of their laser- and lamp-based hair removal systems beginning with their initial sales in 2000 through March 31, 2006, interest and reimbursement of Palomar’s legal costs. Cutera recently provided an updated estimate of $19.6 million, versus the actual payment of $22 million. The differential of $2.4 million was recorded as deferred revenue to be applied against future amounts owed. The final amounts due Palomar are subject to audit by an independent accounting firm which is scheduled to be completed by the end of the third quarter. Following the audit, the amounts owed may be higher or lower than the estimated $19.6 million. Under Palomar’s license agreement with the General Hospital Corporation, Palomar pays to the General Hospital Corporation 40% of all royalty and interest payments from Cutera. Beginning April 1, 2006, Cutera will pay Palomar a 7.5% royalty on sales of light-based hair removal systems. Based on Cutera’s current estimate of $19.6 million and net of the General Hospital Corporation portion, included in the Consolidated Statements of Income for the three and six months ended June 30, 2006 is $13.6 million in royalty revenue, $5.4 million in cost of royalties, a $3.76 million credit in general & administrative expense, $1.2 million in interest income and $524,000 in income taxes. For more information, please see the Settlement Agreement, the License Agreement, the Consent Judgments and Stipulations of Dismissal filed as Exhibits 99.1, 99.2, 99.3 and 99.4 to a Current Report on Form 8-K filed June 5, 2006.

— more —

   Palomar — Page 2

        Patricia Davis, Senior Vice President and General Counsel of Palomar, commented in the June 5, 2006 press release “The Court’s rulings throughout this lawsuit, including the Markman Ruling and the Summary Judgment ruling, confirmed the breadth and validity of Palomar’s patent position. This favorable resolution with Cutera further substantiates the strength of these patents. Palomar intends to continue its strategy of vigorously enforcing our patent position.”

        Under Palomar’s development program with Gillette, Palomar submitted a 510(k) application for an over-the-counter (OTC) clearance to the United States Food and Drug Administration (FDA) for a home-use, light-based hair removal device. Palomar has heard from the FDA in response to its submission and is in the process of answering the FDA’s questions. As is always the case, the FDA, as a government entity, has considerable discretion with respect to review and timing.

        Chief Executive Officer Joseph P. Caruso commented, “This has been another exciting and rewarding quarter for Palomar. We continue to enjoy increased market acceptance of our new product offerings, and we believe we are maintaining our leadership position as an innovator in our markets. Our reputation for leading-edge technology and product reliability has resulted in increased revenue for Palomar over the past four years in the expanding market for light-based cosmetic procedures; a trend we think will continue throughout 2006.”

        Conference Call: As previously announced, Palomar will conduct a conference call and webcast today at 11:30 AM Eastern Time. Management will discuss financial results and strategic matters. If you would like to participate, please call (800) 299-7928 or listen to the webcast in the Investor Relations section of the Company’s website at www.palomarmedical.com. The telephone replay will be available one hour after the call at (888) 286-8010 passcode 64086316 and will be available for fourteen days. A webcast replay will also be available.

        About Palomar Medical Technologies Inc.: Palomar is a leading researcher and developer of light-based systems for cosmetic treatments. Palomar pioneered the optical hair removal field, when, in 1997, it introduced the first high-powered laser hair removal system. Since then, many of the major advances in light-based hair removal have been based on Palomar technology. There are now millions of light-based cosmetic procedures performed around the world every year in physician offices, clinics, spas and salons. Palomar is testing many new and exciting applications to further advance the hair removal market and other cosmetic applications. Palomar is uniquely focused on developing proprietary light-based technology for introduction to the mass markets. Palomar has an agreement with The Gillette Company to develop and potentially commercialize a patented home-use, light-based hair removal device for women (please note that in October 2005, Procter & Gamble Company completed its acquisition of Gillette. Under the Development and License Agreement, Procter & Gamble, as the acquiring party, assumed all of Gillette’s rights and obligations.) Palomar also has an agreement with Johnson & Johnson Consumer Companies to develop and potentially commercialize home-use, light-based devices for reducing or reshaping body fat including cellulite, reducing the appearance of skin aging, and reducing or preventing acne, and was awarded a contract by the Department of the Army to develop a light-based self-treatment device for Pseudofolliculitis Barbae (“PFB”).

        For more information on Palomar and its products, visit Palomar’s website at www.palomarmedical.com. To continue receiving the most up-to-date information and latest news on Palomar as it happens, sign up to receive automatic e-mail alerts by going to the Investor Relations’ section of the website.

— more —

   Palomar — Page 3

        With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements, including but not limited to statements relating to new markets, development and introduction of new products, and financial projections that involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements. These risk factors include, but are not limited to, results of future operations, technological difficulties in developing or introducing new products, the results of future research, lack of product demand and market acceptance for current and future products, the effect of economic conditions, challenges in managing joint ventures and research with third parties and government contracts, the impact of competitive products and pricing, governmental regulations with respect to medical devices, including whether FDA clearance will be obtained for future products and additional applications, the results of litigation, difficulties in collecting royalties, potential infringement of third-party intellectual property rights, and/or other factors, which are detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended December 31, 2005 and the Company’s quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

— more —

Palomar — Page 4

Palomar Financial Summary:

Consolidated Statements of Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues:
Product revenues	$ 21,617,074	$15,780,556	$42,006,844	$30,063,972
Royalty revenues	14,151,941	1,130,435	14,796,942	2,512,719
Funded product development revenues	887,583	1,311,827	2,307,357	2,691,431

Total revenues	36,656,598	18,222,818	59,111,143	35,268,122

Costs and expenses:
Cost of product revenues	6,337,968	5,236,389	11,653,451	9,757,185
Cost of royalty revenues	5,660,773	452,173	5,918,773	1,005,087
Research and development	3,804,722	2,870,050	7,484,067	6,056,214
Selling and marketing	5,750,802	4,352,348	11,221,467	8,176,990
General and administrative	(1,169,851)	1,469,638	683,718	3,020,350

Total costs and expenses	20,384,414	14,380,598	36,961,476	28,015,826

Income from operations	16,272,184	3,842,220	22,149,667	7,252,296

Interest income	1,868,939	247,949	2,444,964	426,017

Income before income taxes	18,141,123	4,090,169	24,594,631	7,678,313

Provision for income taxes	774,046	81,803	983,785	153,566

Net income	$ 17,367,077	$ 4,008,366	$23,610,846	$ 7,524,747

Net income per share:
Basic	$ 1.00	$ 0.24	$ 1.36	$ 0.45

Diluted	$ 0.86	$ 0.21	$ 1.18	$ 0.40

Weighted average number of shares outstanding:
Basic	17,397,750	16,856,271	17,334,577	16,776,925

Diluted	20,171,377	18,832,447	20,037,545	19,037,599

— more — Palomar — Page 5 Consolidated Balance Sheets (Unaudited)
	June 30, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$ 18,000,129	$ 10,536,144
Available-for-sale investments, at market value	55,657,793	38,757,575
Accounts receivable, net	10,720,931	8,686,227
Inventories	8,972,641	6,753,110
Other current assets	1,918,782	582,074

Total current assets	95,270,276	65,315,130

Property and equipment, net	1,032,721	909,676

Other assets	111,074	111,074

Total Assets	$ 96,414,071	$ 66,335,880

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 1,718,279	$ 1,278,823
Accrued liabilities	9,580,679	11,465,100
Deferred revenue	5,417,002	1,725,849

Total current liabilities	16,715,960	14,469,772

Stockholders' equity:
Preferred stock, $.01 par value-
Authorized - 1,500,000 shares
Issued - none	--	--
Common stock, $.01 par value-
Authorized - 45,000,000 shares
Issued and outstanding- 17,543,591 and 17,126,467 shares, respectively	175,436	171,265
Additional paid-in capital	181,875,121	177,658,135
Accumulated deficit	(102,352,446)	(125,963,292)

Total stockholders' equity	79,698,111	51,866,108

Total liabilities and stockholders' equity	$ 96,414,071	$ 66,335,880

# # #